PAYMENT SETTLEMENT AGREEMENT AND MUTUAL RELEASES

This Payment Settlement Agreement and Mutual Releases (this "Agreement") is entered into this 27th day of October, 2005, effective as of the date hereof (the "Effective Date") by and between Respironics, Inc., a Delaware corporation ("Respironics"), and SpectRx, Inc., a Delaware corporation ("SpectRx," and together with Respironics collectively referred to herein as the "Parties").

RECITALS

A. The Parties entered into an Asset Purchase Agreement on March 6, 2003 pursuant to which Respironics purchased certain assets from SpectRx (the "APA").

B. Pursuant to Sections 2.3 and 2.4 of the APA, Respironics agreed to pay to SpectRx a certain Earn-out and a certain Additional Earn-out (as these terms are defined in the APA and collectively referred to herein as the "Aggregate Earn-out") through and including the calendar years 2006 and 2007, respectively.

C. $1,685,955.75 in Aggregate Earn-out payments have been earned by SpectRx and paid by Respironics to SpectRx for calendar years 2003 and 2004.

D. In addition, Respironics advanced the aggregate amount of $1,334,045 to SpectRx, which amount was offset against future payments of the Aggregate Earn-out pursuant to certain agreements entered into by the Parties on January 28, 2005 and June 27, 2005 (together with the amounts described in Recital C, the "Advances").

E. Subject to the terms and conditions set forth in this Agreement, Respironics has agreed to pay to SpectRx the amount of $1,500,000, which amount, by agreement of the Parties hereunder, will constitute full payment of the Aggregate Earn-out payment obligation set forth in the APA, including all past, present and future Aggregate Earn-out payment obligations.

F. Additionally, the Parties have agreed to provide certain releases and covenants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I
PAYMENT OBLIGATION OF RESPIRONICS

Coincident with the execution and delivery of this Agreement, Respironics will pay to SpectRx the amount of $1,500,000 by wire transfer of immediately available funds to the following bank account of SpectRx: Bank of America, Account # ____, located at ______ , ABA routing number _____ . The Parties acknowledge and agree that such wire transfer will constitute full payment and complete satisfaction of the Aggregate Earn-Out payment obligation of Respironics set forth in the APA, including all past, present and future Aggregate Earn-out payment obligations.

ARTICLE II
RELEASES

Section 2.1 Release by SpectRx. SpectRx hereby releases and discharges Respironics and its officers, directors, principals, stockholders, agents, representatives, successors and assigns (the "Respironics Released Parties") from and for any and all claims, demands, obligations, liabilities, actions, and causes of actions or suit (at law or in equity) of any kind or nature whatsoever, known or unknown, direct or consequential, foreseen or unforeseen, matured or unmatured, developed or undeveloped, whether based on tort, contract (express or implied) or otherwise, existing on or prior to the Effective Date that it may have or hereinafter claim to have against any of the Respironics Released Parties arising out of or relating to, directly or indirectly, the payment of the Aggregate Earn-out, including the payment of the Advances.

Section 2.2 Release by Respironics. Respironics hereby releases and discharges SpectRx and its officers, directors, principals, stockholders, agents, representatives, successors and assigns (the "SpectRx Released Parties") from and for any and all claims, demands, obligations, liabilities, actions, and causes of actions or suit (at law or in equity) of any kind or nature whatsoever, known or unknown, direct or consequential, foreseen or unforeseen, matured or unmatured, developed or undeveloped, whether based on tort, contract (express or implied) or otherwise, existing on or prior to the Effective Date that it may have or hereinafter claim to have against any of the SpectRx Released Parties arising out of or relating to, directly or indirectly, the payment of the Aggregate Earn-Out, including the payment of the Advances.

ARTICLE III
COVENANTS NOT TO SUE

Section 3.1 Covenant Not to Sue by SpectRx. SpectRx further covenants and agrees not to sue or maintain any claim, demand, action or cause of action against the Respironics Released Parties on any and all claims, demands, actions and causes of action of any kind or nature whatsoever, known or unknown, developed or undeveloped, foreseen or unforeseen, matured or unmatured, concealed or unconcealed, which SpectRx has, might have or might claim to have against the Respironics Released Parties with respect to the subject of the release granted in Section 2.1 hereof.

Section 3.2 Covenant Not to Sue by Respironics. Respironics further covenants and agrees not to sue or maintain any claim, demand, action or cause of action against the SpectRx Released Parties on any and all claims, demands, actions and causes of action of any kind or nature whatsoever, known or unknown, developed or undeveloped, foreseen or unforeseen, matured or unmatured, concealed or unconcealed, which Respironics has, might have or might claim to have against the SpectRx Released Parties with respect to the subject of the release granted in Section 2.2 hereof.

ARTICLE IV
OTHER AGREEMENTS

The Parties acknowledge and agree that (a) there are agreements between the parties contained in the APA that are unrelated to the Aggregate Earn-out or the Advances, including without limitation, the respective indemnification obligations of the Parties under Article XI of the APA and the non-competition and related agreements of SpectRx contained in Article XII of the APA, and (b) the Parties are parties to agreements other than the APA that are not related to the Aggregate Earn-out or the Advances, and nothing contained in this Agreement will alter or otherwise affect any of the obligations of either Party under the APA or any other agreement between the parties except for the obligations relating to payment of the Aggregate Earn-out and the Advances.

ARTICLE V
MISCELLANEOUS

Section 5.1 Representations and Warranties. Each Party warrants and represents that:

(a) it is entering into this Agreement freely and voluntarily without coercion or undue influence;

(b) it fully understands the terms and conditions of this Agreement;

(c) it has the authority to enter into this Agreement;

(d) entry into this Agreement will not violate or breach any agreement to which the representing Party is a party, including without limitation, any loan agreement; and

(e) the wording of this Agreement is the product of joint cooperation, collaboration, and negotiation between the Parties.

Section 5.2 Amendments. This Agreement may not be modified or amended except by a written agreement signed by the Parties.

Section 5.3 Severability. In the event that any provision of this Agreement should be held to be unenforceable or invalid for any reason, such provision shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

Section 5.4 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels any prior agreement, express or implied, oral or written, entered into by and between the Parties as well as any prior communications, written or oral, between the Parties hereto, in each case regarding the subject matter herein.

Section 5.5 Governing Law. This Agreement will be governed by and interpreted and enforced in accordance with the laws of the State of Georgia, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Georgia or any other jurisdiction) that would cause the application of the laws of any other jurisdictions other than the State of Georgia.

Section 5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[SIGNATURES TO THE TERMINATION AGREEMENT AND MUTUAL RELEASES APPEAR ON THE FOLLOWING PAGE]

[SIGNATURES TO THE PAYMENT SETTLEMENT AGREEMENT AND MUTUAL RELEASES]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

"SPECTRX" SpectRx, Inc. /s/ Mark A. Samuels ______________________________________ Mark A. Samuels Chief Executive Officer

"RESPIRONICS" Respironics, Inc. /s/ Daniel J Bavavino _____________________________________ Name: Daniel J. Bavavino Title: VP & CFO